Exhibit 99.4

FTI CONSULTING, INC.

CORPORATE GOVERNANCE

GUIDELINES

Amended and Restated Effective as of August 4, 2010

The Board of Directors (“Board”) of FTI Consulting, Inc., (the “Company”) represents the stockholders’ interest in perpetuating a successful business and optimizing long-term financial returns. The Board is responsible for establishing the Company’s policies and strategies and for regularly monitoring the effectiveness of management in carrying out those policies and strategies. The Board is accountable to the stockholders of the Company. The Board has adopted these guidelines as part of the Board’s commitment to these principles.

Board Composition and Related Matters

1. Positions of Chairman and Chief Executive Officer. The Board has adopted a flexible policy with respect to the combination or separation of the offices of Chairman of the Board and Chief Executive Officer. The Board shall select its Chairman of the Board and the Company’s Chief Executive Officer, who may or may not be the same person, in the manner it considers to be in the best interests of the Company at any given point in time.

2. Size of the Board. The Board has determined that it should have no less than seven and no more than ten Directors. This permits a full range of experience and fosters effective interaction and productivity. The Board will periodically review the appropriate size of the Board.

3. Composition of Board. The Board shall be composed of at least a majority of independent Directors. The Board believes that each of the Chairman of the Board and Chief Executive Officer should be a Director and that it may be appropriate to have other members of management serve as Directors, depending upon various facts and circumstances.

4. Independence for Directors. The Company will comply at all times with the requirements for independent directors as established by the New York Stock Exchange (“NYSE”), federal law and the rules and regulations of the Securities and Exchange Commission (“SEC”). When determining whether a Director meets the definition of independence, the Board of Directors shall affirmatively determine that no such Director has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Company shall disclose its determinations as to whether an independent Director has a material relationship with the Company in accordance with the disclosure requirements of Item 407(a) of Regulation S-K.

5. Board Membership Criteria. The Nominating and Corporate Governance Committee shall develop criteria for selecting candidates for election as Directors and identifying, evaluating (including inquiries into the background of candidates), recruiting and nominating candidates. In identifying candidates for membership on the Board, this Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills and the extent to which a particular candidate would fill a present need on the Board of Directors. The Nominating and Corporate Governance Committee also reviews and determines whether existing members of the Board should stand for reelection, taking into consideration changes in the needs of the Board.

6. Directors’ Change in Circumstances. Upon termination of a Director’s primary employment or other significant adverse change in business or professional circumstances, that Director shall offer to resign from the Board. The Board will decide whether to accept the resignation.

Last Amended as of August 4, 2010

7. Director Orientation and Continuing Education. The Nominating and Corporate Governance Committee shall assure that appropriate director orientation and continuing education programs exist.

8. Director Retirement. A Director generally will not be nominated for re-election at any annual stockholder meeting to be held on or following his or her 72nd birthday.

9. Conflicts of Interests. In accordance with FTI’s Policy on Conflicts of Interest, Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. The Board shall annually obtain information from each Director in order to monitor potential conflicts of interest, and Directors are expected to be mindful of their fiduciary obligations to the Company.

10. Service on Other Boards. Directors who serve on the Company’s Board of Directors should not serve on more than three (3) other public companies’ boards of directors.

11. Board Compensation. The Board believes that it must offer a fair and competitive compensation package to the Directors in order to attract and retain highly qualified individuals. Further, the Board believes that Director compensation should be established at a level consistent with industry standards taking into account the size and scope of the Company’s business and the responsibilities of its Directors. The Nominating and Corporate Governance Committee should periodically review non-employee Director compensation in light of then current circumstances and market practices. Non-employee Directors’ compensation (and any changes thereto) shall be determined by the Board upon the recommendation of the Nominating and Corporate Governance Committee, after full discussion and concurrence by the Board. Directors who are employees of the Company shall receive no additional remuneration for serving on the Board. Independent Directors shall receive no additional remuneration, in the form of consulting fees or other special benefits, beyond that provided for service on the Board. The Board is committed to fostering compensation programs and policies designed to encourage Director stock ownership over the long-term. In the view of the Board, these programs and policies help align the interests of Directors with those of the Company’s stockholders.

12. Annual Review. The Board and each Committee will engage in an annual self-evaluation process through the auspices of the Nominating and Corporate Governance Committee. These evaluations will assess the Board and each Committee on which the Director serves, in each case as a collective body, rather than the Directors on an individual basis. The annual self-assessment process will be completed by the date of the succeeding annual meeting of the Board.

13. Annual Stockholder Meeting. The Board expects that all members shall attend the Company’s annual stockholder meeting absent a good reason, providing the stockholders with access to the Board members.

Board Meetings

1. Scheduling and Selection of Agenda Items for Board Meetings. To the extent possible, Board meetings should be scheduled well in advance. The Board expects to hold a minimum of five meetings per year. The Chairman of the Board and Chief Executive Officer will be responsible for developing the agenda for each Board meeting and distributing it in advance to the Directors. Each Board member is encouraged to suggest inclusion of items on the agenda. The Chairman of the Board and Chief Executive Officer should also consult with each Committee Chairman regarding items appropriate for the Board agenda.

2. Board Material Distributed in Advance. Information important to the Board’s understanding of matters to be discussed at a Board meeting should be distributed in advance so that meeting time may be conserved and the discussion more focused. When appropriate, sensitive subject matters may be discussed at a meeting without advance distribution of written materials to the Board. The Board expects the Chairman of the Board, Chief Executive Officer and other management to regularly provide Directors with information about the Company’s business so that the Board is fully informed.

Last Amended as of August 4, 2010

3. Director’s Attendance and Participation. Meetings will be held at the Company’s executive offices in West Palm Beach, Florida, but may be held elsewhere. Directors’ attendance at regularly scheduled meetings is required absent a good reason. However, if a Director is unable to attend in person, he/she may request an exception from the Chairman of the Board who may grant an exception to this rule. Participation via conference telephone, videoconference, or similar communication equipment is allowed. Each Board member is expected to ensure that other existing and planned future commitments will not materially interfere with the member’s service as a Director. Each Board member is expected to become familiar with the Company’s business and the duties and responsibilities of a director of a publicly-traded company.

4. Management Attendance and Board Access to Management. Key members of management ordinarily should attend Board meetings. The Board encourages management to schedule employees to be present at Board Meetings who can provide insight into the items being discussed or should be given exposure to the Board because of their roles in the Company’s business. The Board shall have complete access to the Company’s management for any inquiries the Board determines are appropriate or necessary.

5. Non-Management and Independent Directors’ Sessions. It is Board policy to set aside time during each meeting for the independent Directors or in lieu of the independent Directors, the non-management directors, to meet as a group without any other Directors or members of management present. The non-management Directors of the Company shall appoint the Presiding Director. The Presiding Director shall qualify as an independent director of the Company and shall hold that position until his/her successor is appointed and qualifies. The Presiding Director shall preside over meetings of the non-management or in lieu of the non-management Directors, the independent Directors, unless the non-management Directors designate a different independent Director to preside at a meeting or to act as Interim Presiding Director in place of the Presiding Director. Stockholders and other interested parties may communicate concerns or other issues to the Presiding Director or non-management/independent Directors by either telephone or the Internet, and, if preferred, without divulging your name or other personal information, through the Company’s hotline operated by EthicsPoint (the “Hotline”). The Hotline can be accessed from any Internet-enabled computer at www.ethicspoint.com or by telephone by calling 1.866.294.3576.

6. Confidentiality. The Board believes that maintaining the confidentiality of all information about the Company and all deliberations by the Board and its Committees are imperative. In order to foster candor, all communications, deliberations and information by or to Directors, including, without limitation, the annual self-assessments, shall be kept in the strictest confidence. The Directors represent that their membership and participation on the Board and its Committees is predicated on the confidentiality of information being maintained and subject to attorney-client and other privileges that may be available.

Committee Matters

1. Board Committees. The Board now has three Committees: Audit, Compensation and Nominating and Corporate Governance. The Board, from time to time, should consider whether to add other Committees, disband a current Committee, add responsibilities to a Committee or reassign responsibilities among Committees.

2. Committee Charters. The Board has adopted written charters for each Committee, which should be evaluated periodically by the Committee and the Board. These Committee charters will be made available on the Company’s website.

3. Committee Assignments and Chairs. The Chair of the Nominating and Corporate Governance Committee shall be responsible for preparing a slate of Director nominees for membership in each Committee as well as a proposed Chair of each Committee for consideration by the Board at the Board meeting occurring immediately after the stockholder’s annual meeting. The Board shall consider the proffered nominees and elect such Directors as members or Chairs of such Committees as it so determines. Each independent Director shall be willing to

Last Amended as of August 4, 2010

serve on a Committee and may be considered as a member of at least one Committee. Each Committee Chair should have previous service on that Committee. The Company will comply at all times with the membership requirements established by the NYSE, federal law and the rules and regulations of the SEC with respect to Committees of the Board.

4. Frequency of Committee Meetings and Committee Agenda. The Chair of each Committee, in consultation with appropriate members of management, should determine the frequency of Committee meetings and develop the agenda for each meeting. All agendas and minutes of Committee meetings shall be made available to all Directors. Any director of the Board, at his or her option, or at the Committee’s request, may attend meetings of the Board Committees but, if he or she is not a member of such Committee, he or she shall not be counted in determining the presence of a quorum and shall not be entitled to vote. At any time, a Committee may go into executive session and exclude non-members and management from Committee proceedings. Committee members are expected to be present at all meetings absent good reason. Attendance at Committee meetings via conference telephone, videoconference or similar communication equipment is allowed. Most Committee meetings will be held at the Company’s executive offices in Baltimore, Maryland, but may be held elsewhere.

5. Resources. The Board and each Committee shall have access to accountants, compensation consultants, counsel, investment bankers and others whose expertise is deemed by the Board or Committee necessary or appropriate to the carrying out its responsibilities.

Management Responsibility and Review and Management Succession

1. Role of Management. The Board recognizes that it is management’s responsibility to carry out the policies and strategies established by the Board of Directors and to carry out the operation of the Company’s business. To this end, the Board acknowledges that it should not interfere in management’s discharge of its responsibilities but should provide oversight and encouragement of management.

2. Board Interaction with Media, Institutional Investors, Press and Others. The Board believes that management should speak for the Company. Individual Directors may meet or otherwise communicate with the Company’s various constituencies when appropriate, but only with the knowledge of the Chairman of the Board and Chief Executive Officer, and, in most instances, at the request of the Chairman of the Board or Chief Executive Officer (except in those rare cases when a member of a Board Committee may be required to communicate with third parties without the knowledge of the Chairman of the Board or Chief Executive Officer as may be advised by counsel).

3. Notification of Non-Compliance with NYSE Corporate Governance Listing Standards. Executive officers of the Company shall promptly notify the Chief Executive Officer (who, in turn, shall notify the Chairman of the Board and Board of Directors) if any such executive officer becomes aware of any non-compliance by the Company with the NYSE corporate governance provisions set forth in Section 303(A) of the NYSE Listed Company Manual. The Company must promptly notify the NYSE in writing after any executive officer becomes aware of any non-compliance with the applicable corporate governance provisions set forth in Section 303(A) of the NYSE Listed Company Manual.

4. Management Succession. The Compensation Committee shall annually review the performance of the Chairman of the Board and Chief Executive Officer in accordance with the Charter of the Compensation Committee. In the event of a vacancy in the office of any executive officer, including the Chairman of the Board and Chief Executive Officer of the Company, the Nominating and Corporate Governance Committee shall identify and nominate candidates for appointment and approval by the full Board of Directors. In the event of the untimely death, resignation or termination of the Chairman of the Board or Chief Executive Officer or a temporary vacancy in the office of Chairman of the Board or Chief Executive Officer due to an emergency or other extraordinary event, the Chair of the Nominating and Corporate Governance Committee shall call an

Last Amended as of August 4, 2010

emergency meeting of the Board at which meeting a person will be designated to temporarily fulfill the duties required of that office and/or delegate the duties to other appropriate executive officers until a replacement candidate is appointed as Chairman of the Board or Chief Executive Officer of the Company, as the case may be, or the Chairman of the Board or Chief Executive Officer resumes his/her post, whichever occurs first.

5. Prohibition on Loans to Directors and Executive Officers. Directors and Section 16 officers of the Company shall not borrow funds from the Company or modify any existing loans from the Company. All loans by the Company to directors and Section 16 officers, or modifications to existing loans by the Company to such persons, are prohibited.

Other

1. Implementation and Alteration of these Guidelines. Implementation of and changes to these guidelines shall be the responsibility of the Nominating and Governance Committee, working with the Chairman of the Board and Chief Executive Officer.

2. Disclosure of Guidelines. These guidelines will be available on the Company’s website.

Last Amended as of August 4, 2010